Exhibit 99.1
For Immediate Release:
RENT-A-CENTER, INC. REPORTS FIRST QUARTER 2019 RESULTS
Rent-A-Center Reports Solid Earnings and Cash Flow in the First Quarter
Increases 2019 Guidance
__________________________________________________________
Plano, Texas, May 6, 2019 - Rent-A-Center, Inc. (the "Company" or "Rent-A-Center") (NASDAQ/NGS: RCII) today announced results for the quarter ended March 31, 2019.
"The execution of our plan continues to drive top line growth with a consolidated same store sales increase of 6.8 percent for the quarter. This increase, along with the realization of our cost optimization strategy, is driving a significant improvement in adjusted EBITDA. Our cash position increased due to the strong performance, resulting in net debt of 1.4 times adjusted EBITDA at quarter end," stated Mitch Fadel, Chief Executive Officer of Rent-A-Center.
Mr. Fadel continued, "Our first quarter performance was slightly better than our internal forecast and our Core U.S. rental portfolio ended the quarter ahead of where we planned. Our free cash flow was also better than expected and additional cost savings were implemented. In addition, we will receive proceeds from the previously announced merger termination settlement. As a result, we are increasing our EBITDA, earnings per share and free cash flow guidance for 2019," concluded Mr. Fadel.
Termination of Merger Agreement and Settlement Update
On April 22, 2019, the Company announced it had ended all further litigation with Vintage Capital and B. Riley. In the settlement, the Company will receive a payment of $92.5 million in cash in late May 2019. After payment of all remaining costs, fees and expenses of the Company relating to the terminated merger agreement and arising from the settlement of the litigation, the Company expects to retain pre-tax proceeds of approximately $80 million and after-tax proceeds of approximately $60 million.
Consolidated Overview
Results for the first quarter of 2019 are excluding special items and compared to the first quarter of last year unless otherwise noted. First quarter results do not reflect proceeds from the merger termination settlement or remaining cost, fees and expenses relating to the terminated merger agreement.
On a consolidated basis, total revenues of $696.7 million decreased 0.2 percent primarily driven by refranchising over 100 locations since the first quarter of 2018 combined with closures of certain Core U.S. stores offset by a consolidated same store sales increase of 6.8 percent. Net earnings and diluted earnings per share, on a GAAP basis, were $7.3 million and $0.13 compared to net loss and diluted loss per share of $19.8 million and $0.37 in the first quarter of 2018.
Special items in the first quarter of $33.4 million impacting adjusted EBITDA included charges primarily driven by the Blair class action settlement (see Legal Proceedings, below), legal and professional fees related to the merger agreement termination, cost savings initiatives, and store closure costs.
Excluding special items, the Company’s diluted earnings per share were $0.59 and the Company generated $66.5 million in adjusted EBITDA in the first quarter, compared to a loss per diluted share of $0.08 and adjusted EBITDA of $25.1 million in the first quarter of 2018.
For the three months ended March 31, 2019, the Company generated $75.8 million of cash from operations. The Company ended the first quarter with $237.7 million of cash and cash equivalents compared to $81.4 million as of the end of the first quarter of 2018. The Company's net debt to adjusted EBITDA ratio ended the quarter at 1.4 times.
Segment Operating Performance
CORE U.S. first quarter revenues of $474.1 million decreased 1.7 percent due to the refranchising efforts and rationalization of the Core U.S. store base partially offset by a same store sales increase of 5.8 percent. Gross profit as a percent of total revenue versus the prior year decreased 130 basis points due to changes in the value proposition. Labor and other store expenses decreased by $17.0 million and $20.4 million, respectively, primarily driven by lower store count and our cost savings initiatives. Adjusted EBITDA was $66.6 million and as a percent of total revenue increased 570 basis points versus the prior year.
ACCEPTANCE NOW first quarter revenues of $196.5 million decreased 0.2 percent primarily due to store closures and partially offset by a same store sales increase of 10.1 percent. Gross profit as a percent of total revenue versus prior year decreased 120 basis points due to changes in the value proposition. Labor and other store expenses decreased by $2.7 million and $1.9 million, respectively, primarily driven by our cost savings initiatives. Adjusted EBITDA was $22.1 million and as a percent of total revenue increased 100 basis points versus the prior year.
MEXICO first quarter revenues increased 12.4 percent on a constant currency basis. Gross profit as a percent of total revenue versus prior year increased 30 basis points. Adjusted EBITDA was $1.4 million and as a percent of total revenue increased 70 basis points versus the prior year.
FRANCHISING first quarter revenues of $12.8 million increased 82.8 percent primarily due to the success of our refranchising initiative with over 100 locations refranchised versus the prior year. Adjusted EBITDA was $1.8 million, representing an increase of $0.5 million versus the prior year.
CORPORATE first quarter operating expenses decreased $12.8 million compared to the prior year primarily due to the realization of our cost savings initiatives.
SAME STORE SALES
(Unaudited)

Table 1
Period	Core U.S.	Acceptance Now	Mexico	Total
Three Months Ended March 31, 2019 (1)	5.8%	10.1%	13.1%	6.8%
Three Months Ended December 31, 2018 (1)	8.8%	9.6%	13.8%	9.1%
Three Months Ended March 31, 2018 (1)	0.3%	3.3%	0.7%	0.8%
Note: Same store sale methodology - Same store sales generally represents revenue earned in stores that were operated by us for 13 months or more and are reported on a constant currency basis. The Company excludes from the same store sales base any store that receives a certain level of customer accounts from closed stores or acquisitions. The receiving store will be eligible for inclusion in the same store sales base in the 24th full month following account transfer.
(1) Given the severity of the 2017 hurricanes, the Company instituted a change to the same store sales store selection starting in the month of September 2017, excluding geographically impacted regions for 18 months.
2019 Guidance (1)
The Company is providing the following guidance for its 2019 fiscal year which has been updated to reflect the impact of the settlement payment associated with the termination of the merger agreement with certain affiliates of Vintage Capital and improved performance.

•	Consolidated revenues of $2.585 billion to $2.630 billion

◦	Core U.S. revenues of $1.790 billion to $1.815 billion

◦	Acceptance NOW revenues of $700 million to $715 million

•	Consolidated Same Store Sales increases in the low to mid-single digits

•	Adjusted EBITDA of $230 million to $260 million

•	Non-GAAP diluted earnings per share of $1.85 to $2.25

•	Free cash flow of $195 million to $225 million (2)

•	Net debt of $190 million to $155 million

•	Net debt to EBITDA ratio of 0.85x to 0.50x (3)
(1) Guidance does not include the impact of new franchising transactions beyond the transaction completed in the first quarter of 2019 or the anticipated refinancing of our debt.
(2) Free cash flow defined as net cash provided by operating activities less purchase of property assets (reference table 3). Free cash flow range includes approximately $80 million in pre-tax proceeds, or approximately $60 million in after-tax proceeds, relating to the terminated merger agreement.
(3) Net debt to EBITDA ratio defined as outstanding debt less cash divided by trailing twelve months EBITDA.
Non-GAAP Reconciliation
To supplement the Company's financial results presented on a GAAP basis, Rent-A-Center uses the non-GAAP measures ("special items”) indicated in Table 2 below, which primarily excludes financial impacts in the first quarter of 2019 related to the Blair class action settlement, incremental legal and professional fees associated with the termination of the merger agreement, cost savings initiatives, and store closures. Gains or charges related to store closures will generally recur with the occurrence of these events in the future. The presentation of these financial measures is not in accordance with, or an alternative for, accounting principles generally accepted in the United States and should be read in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP. Rent-A-Center management believes that excluding special items from the GAAP financial results provides investors a clearer perspective of the Company's ongoing operating performance and a more relevant comparison to prior period results. This press release also refers to the non-GAAP measures adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) and Free Cash Flow (net cash provided by operating activities less purchase of property assets). Reconciliation of adjusted EBITDA and Free Cash Flow to the most comparable GAAP measures are provided in Tables 3 and 4, below.
The Company believes that presentation of adjusted EBITDA is useful to investors as, among other things, this information impacts certain financial covenants under the Company's senior credit facilities and the indentures governing its 6.625% senior unsecured notes due November 2020 and its 4.75% senior unsecured notes due May 2021. The Company believes that presentation of Free Cash Flow provides investors with meaningful additional information regarding the Company's liquidity. While management believes these non-GAAP financial measures are useful in evaluating the Company, this information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP. Further, these non-GAAP financial measures may differ from similar measures presented by other companies.
Reconciliation of net earnings (loss) to net earnings (loss) excluding special items:

Table 2	Three Months Ended March 31,
	2019		2018
(in thousands, except per share data)	Amount	Per Share	Amount	Per Share
Net earnings (loss)	$7,323	$0.13	$(19,843)	$(0.37)
Special items, net of taxes:
Other charges (1)	25,226	0.46	15,633	0.29
Discrete income tax items	—	—	62	—
Net earnings (loss) excluding special items	$32,549	$0.59	$(4,148)	$(0.08)
(1) Other charges for the three months ended March 31, 2019 primarily includes financial impacts, net of tax, related to the Blair class action settlement, incremental legal and professional fees associated with the termination of the merger agreement, cost savings initiatives, and store closures. Other charges for the three months ended March 31, 2018 primarily includes charges, net of tax, related to cost savings initiatives, including reductions in overhead and supply chain, store closures, capitalized software write-downs, incremental legal and advisory fees, and impacts related to the 2017 hurricanes. Charges related to store closures are primarily comprised of losses on rental merchandise, lease obligation costs, employee severance, asset disposals, and miscellaneous costs incurred as a result of the closures.
Reconciliation of net cash provided by operations to free cash flow:

Table 3	Three Months Ended March 31,
(In thousands)	2019	2018
Net cash provided by operating activities	$75,775	$84,477
Purchase of property assets	(2,508)	(8,649)
Free cash flow	$73,267	$75,828

Proceeds from sale of stores	$8,475	$9,463
Acquisitions of businesses	—	(440)
Free cash flow including acquisitions and divestitures	$81,742	$84,851
Legal Proceedings
Following a court-ordered mediation in the Blair v. Rent-A-Center, Inc. class action complaint pending in the Federal District Court for the Northern District of California, the Company reached an agreement in principle to settle this matter for a total of $13 million, including attorneys’ fees. The complaint alleges various claims, including that the cash sales and total rent to own prices exceeded the pricing permitted under the Karnette Rental-Purchase Act. The settlement is in the documentation process and is subject to approval by the court. To account for the prospective settlement, the Company recorded a $13.0 million pre-tax litigation expense during the first quarter of 2019. The Company denied any liability in the settlement and agreed to the settlement in order to avoid additional expensive, time-consuming litigation.
In April 2019, along with other rent to own companies, we received a civil investigative demand from the Federal Trade Commission ("FTC") seeking information regarding certain transactions involving the purchase and sale of customer lease agreements, and whether such transactions violated the FTC Act. Although we believe such transactions were in compliance with the FTC Act, this inquiry could lead to an enforcement action and/or a consent order, and substantial costs. The Company is in the process of responding to this inquiry from the FTC.

Webcast Information
Rent-A-Center, Inc. will host a conference call to discuss the first quarter results, guidance and other operational matters on Tuesday morning, May 7, 2019, at 8:30 a.m. ET. For a live webcast of the call, visit http://
investor.rentacenter.com. Certain financial and other statistical information that will be discussed during the conference call will also be provided on the same website. Residents of the United States and Canada can listen to the call by dialing (800) 399-0012. International participants can access the call by dialing (404) 665-9632.
About Rent-A-Center, Inc.
A rent-to-own industry leader, Plano, Texas-based, Rent-A-Center, Inc., is focused on improving the quality of life for its customers by providing them the opportunity to obtain ownership of high-quality, durable products such as consumer electronics, appliances, computers, furniture and accessories, under flexible rental purchase agreements with no long-term obligation. The Company owns and operates approximately 2,200 stores in the United States, Mexico, and Puerto Rico, and approximately 1,100 Acceptance Now kiosk locations in the United States and Puerto Rico. Rent-A-Center Franchising International, Inc., a wholly owned subsidiary of the Company, is a national franchiser of approximately 320 rent-to-own stores operating under the trade names of "Rent-A-Center", "ColorTyme", and "RimTyme". For additional information about the Company, please visit our website at www.rentacenter.com.
Forward Looking Statements
This press release and the guidance above contain forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "could," "estimate," "predict," "continue," "should," "anticipate," "believe," or “confident,” or the negative thereof or variations thereon or similar terminology. The Company believes that the expectations reflected in such forward-looking statements are accurate. However, there can be no assurance that such expectations will occur. The Company's actual future performance could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: the general strength of the economy and other economic conditions affecting consumer preferences and spending; factors affecting the disposable income available to the Company's current and potential customers; changes in the unemployment rate; capital market conditions, including availability of funding sources for the Company; changes in the Company’s credit ratings; difficulties encountered in continuing to improve the financial and operational performance of the Company's business segments, including its ability to execute its franchise strategy; the Company’s ability to recapitalize its debt, including its revolving credit facility expiring December 31, 2019, and senior notes maturing in November 2020 and May 2021 on favorable terms, if at all; risks associated with pricing changes and strategies being deployed in the Company's businesses; the Company's ability to continue to realize benefits from its initiatives regarding cost-savings and other EBITDA enhancements, efficiencies and working capital improvements; the Company's ability to continue to effectively operate and execute its strategic initiatives; failure to manage the Company's store labor and other store expenses; disruptions caused by the operation of the Company's store information management system; the Company's transition to more-readily scalable, “cloud-based” solutions; the Company's ability to develop and successfully implement digital or E-commerce capabilities, including mobile applications; disruptions in the Company's supply chain; limitations of, or disruptions in, the Company's distribution network; rapid inflation or deflation in the prices of the Company's products; the Company's ability to execute and the effectiveness of a store consolidation, including the Company's ability to retain the revenue from customer accounts merged into another store location as a result of a store consolidation; the Company's available cash flow; the Company's ability to identify and successfully market products and services that appeal to its customer demographic; consumer preferences and perceptions of the Company's brand; the Company's ability to retain the revenue associated with acquired customer accounts and enhance the performance of acquired stores; the Company's ability to enter into new and collect on its rental or lease purchase agreements; the passage of legislation adversely affecting the Rent-to-Own industry; the Company's compliance with applicable statutes or regulations governing its transactions; changes in interest rates; changes in tariff policies; adverse changes in the economic conditions of the industries, countries or markets that the Company serves; information technology and data security costs; the impact of any breaches in data security or other disturbances to the Company's information technology and other networks and the Company's ability to protect the integrity and security of individually identifiable data of its customers and employees; changes in estimates relating to self-insurance liabilities and income tax and litigation reserves; changes in the Company's effective tax rate; fluctuations in foreign currency exchange rates; the Company's ability to maintain an effective system of internal controls; litigation or administrative proceedings to which the Company is or may be a party to from time to time; a failure to receive the settlement amount associated with the Vintage Capital and B. Riley litigation when due; and the other risks detailed from time to time in the Company's SEC reports, including but not limited to, its Annual Report on Form 10-K for the year ended December 31, 2018. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Investors:
Rent-A-Center, Inc.
Maureen Short
EVP, Chief Financial Officer
972-801-1899
maureen.short@rentacenter.com

Rent-A-Center, Inc. and Subsidiaries
STATEMENT OF EARNINGS (LOSS) HIGHLIGHTS - UNAUDITED

Table 4	Three Months Ended March 31,
	2019		2019	2018		2018
	Before		After	Before		After
	Special Items		Special Items	Special Items		Special Items
	(Non-GAAP		(GAAP	(Non-GAAP		(GAAP
(In thousands, except per share data)	Earnings)		Earnings)	Earnings)		Earnings)
Total revenues	$696,694		$696,694	$698,043		$698,043
Operating profit (loss)	50,719	(1)	17,349	7,185	(2)	(10,270)
Net earnings (loss)	32,549	(1)	7,323	(4,148)	(2)(3)	(19,843)
Diluted earnings (loss) per common share	$0.59	(1)	$0.13	$(0.08)	(2)(3)	$(0.37)
Adjusted EBITDA	$66,492		$66,492	$25,085		$25,085
Reconciliation to Adjusted EBITDA:
Earnings (loss) before income taxes	$42,204	(1)	$8,834	$(3,966)	(2)	$(21,421)
Add back:
Other charges	—		33,370	—		17,455
Interest expense, net	8,515		8,515	11,151		11,151
Depreciation, amortization and impairment of intangibles	15,773		15,773	17,900		17,900
Adjusted EBITDA	$66,492		$66,492	$25,085		$25,085
(1) Excludes the effects of approximately $33.4 million of pre-tax charges including $13.0 million related to the Blair class action settlement, $10.4 million in incremental legal and professional fees associated with the termination of the merger agreement, $8.7 million related to cost savings initiatives, and $1.3 million related to store closure costs. These charges decreased net earnings and net earnings per diluted share for the three months ended March 31, 2019, by approximately $25.2 million and $0.46, respectively.
(2) Excludes the effects of approximately $17.5 million of pre-tax charges including $10.3 million related to cost savings initiatives, $4.4 million related to store closure costs, $1.9 million for capitalized software write-downs, $1.7 million in incremental legal and advisory fees, and $(0.8) million related to the 2017 hurricanes. These charges increased net losses and net losses per diluted share for the three months ended March 31, 2018, by approximately $15.6 million and $0.29, respectively.
(3) Excludes the effects of $0.1 million of discrete income tax adjustments.

SELECTED BALANCE SHEET HIGHLIGHTS - UNAUDITED

Table 5	March 31,
(In thousands)	2019	2018
Cash and cash equivalents	$237,744	$81,393
Receivables, net	63,761	64,823
Prepaid expenses and other assets	39,885	67,517
Rental merchandise, net
On rent	647,536	649,891
Held for rent	120,385	162,625
Operating lease right-of-use assets	273,833	—
Goodwill	56,815	56,784
Total assets	1,681,416	1,386,438

Operating lease liabilities	$284,488	$—
Senior debt, net	—	57,426
Senior notes, net	540,357	539,078
Total liabilities	1,387,164	1,131,457
Stockholders' equity	294,252	254,981

Rent-A-Center, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF EARNINGS (LOSS) - UNAUDITED

Table 6	Three Months Ended March 31,
(In thousands, except per share data)	2019		2018
Revenues
Store
Rentals and fees	$563,354		$564,714
Merchandise sales	104,470		107,356
Installment sales	15,436		16,404
Other	664		2,584
Total store revenues	683,924		691,058
Franchise
Merchandise sales	8,456		3,634
Royalty income and fees	4,314		3,351
Total revenues	696,694		698,043
Cost of revenues
Store
Cost of rentals and fees	155,372		156,095
Cost of merchandise sold	103,391		96,353
Cost of installment sales	4,924		5,242
Total cost of store revenues	263,687		257,690
Franchise cost of merchandise sold	8,141		3,375
Total cost of revenues	271,828		261,065
Gross profit	424,866		436,978
Operating expenses
Store expenses
Labor	161,656		181,074
Other store expenses	163,794		185,949
General and administrative expenses	32,924		44,870
Depreciation, amortization and impairment of intangibles	15,773		17,900
Other charges	33,370	(1)	17,455	(2)
Total operating expenses	407,517		447,248
Operating profit (loss)	17,349		(10,270)
Interest expense	9,389		11,360
Interest income	(874)		(209)
Earnings (loss) before income taxes	8,834		(21,421)
Income tax (benefit) expense	1,511		(1,578)	(3)
Net earnings	$7,323		$(19,843)
Basic weighted average shares	53,930		53,406
Basic earnings per common share	$0.14		$(0.37)
Diluted weighted average shares	55,496		53,406
Diluted earnings per common share	$0.13		$(0.37)
(1) Includes pre-tax charges of $13.0 million related to the Blair class action settlement, $10.4 million in incremental legal and professional fees associated with the termination of the merger agreement, $8.7 million in cost savings initiatives, and $1.3 million related to store closure costs.
(2) Includes pre-tax charges of $10.3 million for cost savings initiatives, $4.4 million related to store closures costs, $1.9 million for capitalized software write-downs, $1.7 million for incremental legal and advisory fees, and $(0.8) million related to the 2017 hurricanes.
(3) Includes $0.1 million of discrete income tax adjustments.

Rent-A-Center, Inc. and Subsidiaries

SEGMENT INFORMATION HIGHLIGHTS - UNAUDITED

Table 7	Three Months Ended March 31,
(In thousands)	2019	2018
Revenues
Core U.S.	$474,057	$482,041
Acceptance Now	196,522	196,986
Mexico	13,345	12,031
Franchising	12,770	6,985
Total revenues	$696,694	$698,043

Table 8	Three Months Ended March 31,
(In thousands)	2019	2018
Gross profit
Core U.S.	$324,640	$336,241
Acceptance Now	86,328	88,805
Mexico	9,269	8,322
Franchising	4,629	3,610
Total gross profit	$424,866	$436,978

Table 9	Three Months Ended March 31,
(In thousands)	2019		2018
Operating profit (loss)
Core U.S.	$53,311	(1)	$28,387	(4)
Acceptance Now	21,513	(2)	15,430	(5)
Mexico	1,219		497	(6)
Franchising	1,778		1,256
Total segments	77,821		45,570
Corporate	(60,472)	(3)	(55,840)	(7)
Total operating profit (loss)	$17,349		$(10,270)
(1) Includes approximately $7.8 million of pre-tax charges primarily related to $6.6 million for cost savings initiatives and $1.2 million for store closure costs.
(2) Includes approximately $0.3 million of pre-tax charges primarily related to $0.2 million for cost savings initiatives and $0.1 million for store closure costs.
(3) Includes approximately $25.3 million of pre-tax charges primarily related to $13.0 million for the Blair class action settlement, $10.4 million for incremental legal and professional fees associated with the termination of the merger agreement, and $1.9 million for cost savings initiatives.
(4) Includes approximately $4.8 million of pre-tax charges primarily related to $4.4 million for store closure plans, $1.1 million in cost savings initiatives, and $(0.7) million related to the 2017 hurricanes.
(5) Includes approximately $4.5 million of pre-tax charges primarily related to $3.1 million in cost savings initiatives, $1.9 million for capitalized software write-downs, $(0.4) related to previous store closure plans, and $(0.1) million related to the 2017 hurricanes.
(6) Includes approximately $0.4 million of pre-tax charges related to store closures.
(7) Includes approximately $7.8 million of pre-tax charges primarily related to $6.1 million in cost savings initiatives, and $1.7 million for incremental legal and advisory fees.

Table 10	Three Months Ended March 31,
(In thousands)	2019	2018
Depreciation, amortization and impairment of intangibles
Core U.S.	$5,472	$6,826
Acceptance Now	348	435
Mexico	140	344
Franchising	30	44
Total segments	5,990	7,649
Corporate	9,783	10,251
Total depreciation, amortization and impairment of intangibles	$15,773	$17,900

Table 11	Three Months Ended March 31,
(In thousands)	2019	2018
Capital expenditures
Core U.S.	$558	$4,890
Acceptance Now	47	45
Mexico	3	3
Total segments	608	4,938
Corporate	1,900	3,711
Total capital expenditures	$2,508	$8,649

Table 12	On Rent at March 31,		Held for Rent at March 31,
(In thousands)	2019	2018	2019	2018
Rental merchandise, net
Core U.S.	$403,518	$380,449	$114,220	$155,405
Acceptance Now	228,248	253,906	1,246	1,714
Mexico	15,770	15,536	4,919	5,506
Total rental merchandise, net	$647,536	$649,891	$120,385	$162,625

Table 13	March 31,
(In thousands)	2019	2018
Assets
Core U.S.	$957,380	$736,092
Acceptance Now	292,032	321,524
Mexico	34,940	35,619
Franchising	6,367	4,503
Total segments	1,290,719	1,097,738
Corporate	390,697	288,700
Total assets	$1,681,416	$1,386,438

Rent-A-Center, Inc. and Subsidiaries

LOCATION ACTIVITY - UNAUDITED

Table 14	Three Months Ended March 31, 2019
	Core U.S.	Acceptance Now Staffed	Acceptance Now Direct	Mexico	Franchising	Total
Locations at beginning of period	2,158	1,106	96	122	281	3,763
New location openings	—	31	—	—	—	31
Conversions and refranchising	(37)	(11)	11	—	37	—
Closed locations
Merged with existing locations	(28)	(88)	(13)	—	—	(129)
Locations at end of period	2,093	1,038	94	122	318	3,665

Table 15	Three Months Ended March 31, 2018
	Core U.S.	Acceptance Now Staffed	Acceptance Now Direct	Mexico	Franchising	Total
Locations at beginning of period	2,381	1,106	125	131	225	3,968
New location openings	—	47	5	—	—	52
Acquired locations remaining open	1	—	—	—	—	1
Conversions and refranchising	(31)	(4)	4	—	31	—
Closed locations
Merged with existing locations	(62)	(35)	(5)	(8)	—	(110)
Sold or closed with no surviving location	(2)	—	—	—	(4)	(6)
Locations at end of period	2,287	1,114	129	123	252	3,905